Exhibit 10.5

WAIVER – CONVERTIBLE NOTE

This Waiver is given with respect to the Convertible Note Due January 2013 identified at the foot of this Waiver (the “Note”), by the person whose signature appears at the foot of this Waiver, who is the holder of the Note (the “Holder”), to Oxygen Biotherapeutics, Inc., a Delaware corporation (the “Company”). The Company is the successor to Synthetic Blood International, Inc., a New Jersey corporation, which originally issued the Note. Capitalized terms used herein that are not otherwise defined shall have the meaning ascribed to such terms in the Warrant.

Recital

The Company and Holder agree and acknowledge that the obligation to register the Conversion Shares pursuant to Section 6 of the Note will divert financial and other resources from the Company’s operations, which is contrary to the Holder’s desire to see long-term growth and development of the Company and an increase in shareholder value. The parties further acknowledge that the obligation to register the Conversion Shares by January 2009 is of nominal value to the Holder in light of the Holder’s interest in the long-term growth of the Company and the Holder’s right to exercise its conversion rights under Section 4 of the Note.

Waiver

In consideration of the foregoing Recital, the Holder, for itself and its successors and assigns, waives and releases the Company from any and all present and future duties, obligations and liabilities set forth in Section 6 of the Note.

Except as specifically provided for herein, all terms of the original Note shall remain in full force and effect.

EXECUTED by the Holder this      day of              2008.

Holder Signature
Name:
Title:

Holder’s Name:
Note No.: